Exhibit 107

Calculation of Filing Fee Tables
Form S-8
MACROGENICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	2,000,000(2)	$4.32(3)	$8,640,000	0.00014760	$1,275.26
Total Offering Amounts					$8,640,000		$1,275.26
Total Fee Offsets							–
Net Fee Due							$1,275.26

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the MacroGenics, Inc. 2023 Equity Incentive Plan (the “2023 EIP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)    Represents shares of common stock that were added to the shares reserved for future issuance under the 2023 EIP upon approval of an amendment to the 2023 EIP at the Registrant’s 2024 Annual Meeting of Stockholders.
(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $4.32, the average of the high and low price of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on May 21, 2024.